                                               Contact:       Dime
                                                              William S. Burns
                                                              (212) 326-6170



January 19, 2001
03/01



FOR IMMEDIATE RELEASE


                     DIME BANCORP ANNOUNCES RECORD QUARTERLY
                          AND ANNUAL OPERATING EARNINGS

        New York -- January 19, 2001 -- Dime Bancorp, Inc. (NYSE: DME) today announced record quarterly operating earnings of $72.5 million for the fourth quarter of 2000, up 16.2% from $62.3 million for the fourth quarter of 1999 and up 4.4% from $69.4 million in the 2000 third quarter. Dime also posted record annual operating earnings of $273.7 million for the year ended December 31, 2000, up 12.2% from $243.9 million for 1999. Operating earnings are reported results adjusted for the effects of certain non-recurring or unusual items.

        Tony Terracciano, Chairman of Dime, said, "We continued to demonstrate the value of our franchise with another quarter of solid performance. Credit quality remains sound, and with about 75% of our loan portfolio secured by single- or multi-family residential properties, we believe we are better insulated against the stresses of an economic slowdown. In addition, we are excited about the progress we have made on our technology initiatives, which we expect will provide new and valuable Internet-based products and services to our business and retail customers."

        Lawrence J. Toal, Dime's Chief Executive Officer, said, "Despite the distractions of the past year, our strategy stayed on course, enabling us to continue to generate record operating earnings. Our approach includes balanced business lines, discipline in managing credit risk and interest rate risk and a continued focus on expense management. The profit improvement initiatives announced in the third quarter of 2000 are on track and should positively impact our results in 2001. In addition, we ended the year with growing momentum, including strong loan origination pipelines."

        Diluted earnings per share for the quarter and the year ended December 31, 2000 were reduced $0.03 and $0.05, respectively, as a result of a temporary increase in average diluted common shares outstanding due to the issuance of
13.6 million shares to Warburg Pincus Equity Partners, L.P. and affiliates. The bulk of the shares were issued early in the third quarter of 2000 and the remainder early in the fourth quarter of 2000, while a program to repurchase
13.6 million shares did not commence until October 24, 2000. Since that time, Dime has repurchased 6.8 million shares at an average cost of $24.67 per share. Stock repurchases are expected to continue in the first quarter of 2001.

        Diluted operating earnings per share, adjusted to exclude the temporary increase in average shares outstanding and the related net interest income benefit, were $0.62 for the 2000 fourth quarter, up 10.7% from $0.56 in the 1999 fourth quarter and up from $0.61 in the 2000 third quarter. On a similar basis, diluted operating earnings per share for the year ended December 31, 2000 were $2.41, an 11.1% increase from $2.17 in 1999. Earnings per share for 1999 were not impacted by the Warburg investment.

        Diluted operating earnings per share for the fourth quarter of 2000, excluding any adjustment for average shares outstanding, were $0.59, compared with $0.56 in the 1999 fourth quarter and $0.59 in the 2000 third quarter. For the year ended December 31, 2000, such unadjusted operating earnings per diluted share were $2.36, compared with $2.17 for 1999.

        On a reported basis, Dime had net income of $71.5 million, or $0.58 per diluted share, for the 2000 fourth quarter, compared with net income of $62.3 million, or $0.56 per diluted share, in the 1999 fourth quarter and a net loss of $16.5 million, or $0.16 per diluted share, for the 2000 third quarter. For the year ended December 31, 2000, Dime had reported net income of $154.7 million, or $1.35 per diluted share, versus $239.8 million, or $2.13 per diluted share, for 1999.

        Operating earnings for the 2000 fourth quarter include adjustments to reported earnings of $1.5 million of pre-tax charges related to a hostile takeover attempt of Dime. There were no adjustments to reported earnings in the 1999 fourth quarter, while the calculation of operating earnings for the 2000 third quarter excluded $131.0 million of pre-tax charges related to the designation for sale of securities from DimeSection s portfolio, actions associated with an initiative to reduce annual expenses by $50 million and charges related to the hostile takeover attempt. For the year ended December 31, 2000, operating earnings include adjustments to reported earnings of $186.7 million of pre-tax charges, which includes the charges described above for the third and fourth quarter as well as $54.3 million of pre-tax charges, taken in the second quarter, related to the termination of a planned merger and the hostile takeover attempt, while operating earnings in 1999 include a pre-tax adjustment of $7.2 million from the extraordinary loss on the early extinguishment of debt.


CASH OPERATING EARNINGS

        Cash operating earnings were $78.8 million, or $0.64 per diluted share, for the 2000 fourth quarter, compared with $68.5 million, or $0.62 per diluted share, for the 1999 fourth quarter and $75.5 million, or $0.64 per diluted share, for the 2000 third quarter. Cash operating earnings for the year ended December 31, 2000 were $299.0 million, or $2.57 per diluted share, compared with $260.2 million, or $2.31 per diluted share, for 1999. Cash operating earnings are operating earnings excluding the after-tax effect of goodwill amortization expense and have not been adjusted for the above-mentioned temporary increase in shares outstanding in 2000.

NET INTEREST INCOME AND NET INTEREST MARGIN

        Net interest income increased to $155.8 million in the fourth quarter of 2000 from $153.9 million in the fourth quarter of 1999 and was basically flat versus $156.8 million in the third quarter of 2000. The increase as compared with the year earlier quarter reflects a higher level of interest-earning assets, partially offset by a decline in the net interest margin.

        The net interest margin for the 2000 fourth quarter was 2.81%, versus 2.98% in the 1999 fourth quarter and 2.84% in the 2000 third quarter. Dime's interest rate spread was 2.90%, 3.05%, and 2.92% in the fourth quarter of 2000, the fourth quarter of 1999, and the third quarter of 2000, respectively. The declines versus the prior year quarter in net interest margin and spread were primarily due to higher funding costs associated with an inverted yield curve interest rate environment, partially offset by a higher proportion of higher yielding non-residential loans.


NON-INTEREST INCOME

        Non-interest income in the 2000 fourth quarter on an operating earnings basis totaled $149.0 million, up 12.4% from $132.6 million in the 1999 fourth quarter and 6.5% from $139.9 million in the third quarter of 2000.

- Loan servicing and production fees were $75.3 million in the 2000 fourth quarter, up 9.9% from $68.5 million in the fourth quarter of 1999 and 2.8% from $73.2 million in the 2000 third quarter.

- Banking service fees in the 2000 fourth quarter increased 9.4% to $16.3 million from $14.9 million in the 1999 fourth quarter and were down slightly from $16.7 million in the 2000 third quarter.

- Securities and insurance brokerage fees of $8.8 million for the 2000 fourth quarter decreased from $9.1 million in the 1999 fourth quarter and $10.2 million in the 2000 third quarter.

- Net gains on sales activities for the 2000 fourth quarter were $44.7 million, up $8.4 million from $36.3 million in the 1999 fourth quarter and $8.7 million from $36.0 million in the third quarter of 2000, reflecting in part higher refinancing activity.


NON-INTEREST EXPENSE

        Non-interest expense on an operating earnings basis was $186.8 million in the 2000 fourth quarter, compared with $181.0 million in the 1999 fourth quarter and $182.9 million in the 2000 third quarter. The increases in the current quarter largely reflected higher levels of mortgage servicing rights amortization resulting from increases in residential mortgage loan prepayment rates. These increases were partially offset by reduced general and administrative expenses related to management's ongoing efforts to contain costs. G&A expenses were $140.0 million in the 2000 fourth quarter, down from $144.1 million in the 1999 fourth quarter and $142.0 in the 2000 third quarter.

        The efficiency ratio improved during the fourth quarter of 2000 to 45.9% from 50.3% in the fourth quarter of 1999 and 47.9% in the third quarter of 2000.


LOANS RECEIVABLE AND LOAN SERVICING

        At December 31, 2000, Dime's loans receivable portfolio totaled $16.3 billion, compared with $15.2 billion at December 31, 1999 and $16.1 billion at September 30, 2000. The increases from the prior periods were related to continued growth in the commercial real estate, consumer, and business loan portfolios, which represented 51.4% of total loans at December 31, 2000, up from 46.1% at December 31, 1999 and 50.2% at September 30, 2000.

        At December 31, 2000, Dime serviced $44.1 billion of loans for others, substantially all of which were residential real estate loans. This compares with $38.4 billion at December 31, 1999 and $42.6 billion at September 30, 2000. Excluding loans being subserviced, the weighted average coupon rate of residential loans serviced for others was 7.40% at December 31, 2000, compared with 7.25% at December 31, 1999 and 7.37% at September 30, 2000. The book value of mortgage servicing assets at December 31, 2000 was $1.02 billion, including $75 million associated with hedges, while the estimated fair value was $1.03 billion.

        The residential mortgage pipeline was $7.6 billion at December 31, 2000, compared with $4.4 billion at December 31, 1999 and $7.0 billion at September 30, 2000. The pipeline currently stands in excess of $9.0 billion. The actual level of loans closed is related to the level of the pipeline, but may fluctuate due to various factors, including changes in market rates for residential mortgages.

ASSET QUALITY

        The allowance for loan losses was $144.4 million at December 31, 2000, representing 215% of non-accrual loans. These figures compare favorably with the allowance and coverage levels of $140.3 million and 202%, respectively, at December 31, 1999 and $146.7 million and 198%, respectively, at September 30, 2000.

        At December 31, 2000, non-performing assets (non-accrual loans and other real estate owned) totaled $87.5 million, or 0.34% of total assets, compared with $86.1 million, or 0.36% of total assets, at December 31, 1999 and $91.3 million, or 0.36% of total assets, at September 30, 2000. At December 31, 2000, approximately 75% of Dime's non-performing assets were related to 1-4 family residential property assets, which typically have low loss rates.

        In the fourth quarter of 2000, the provision for loan losses was $7.0 million, unchanged from both the fourth quarter of 1999 and the third quarter of 2000. Net charge-offs were $9.3 million in the 2000 fourth quarter, compared with $5.8 million in the 1999 fourth quarter and $3.8 million in the 2000 third quarter. Net charge-offs were higher in the fourth quarter of 2000 due primarily to a regulatory policy change that accelerated charge-offs on certain consumer and residential mortgage loans. This policy change resulted in a one-time $3.3 million increase in charge-offs.


RECENT EVENTS

        On December 29, 2000, Dime distributed to its common shareholders one Litigation Tracking Warrant(TM) (LTW(TM)) per common share. These LTWs represent a substantial portion of Dime's economic interest in its pending "goodwill" lawsuit against the U.S. government. The LTWs are listed on the Nasdaq National Market under the trading symbol DIMEZ.

        Today, at 11:00 a.m. EST, Lawrence J. Toal, Chief Executive Officer, and Anthony R. Burriesci, Chief Financial Officer, will host an investor conference call to review Dime's financial and operating performance for the period. The conference call is open to the public by calling 1-800-553-5260. A replay of the conference call will also be available beginning at 3:00 p.m. EST on January 19 through 5:00 p.m. EST on January 26 at 1-800-475-6701. The access code for the replay is 566317.

        At December 31, 2000, Dime had assets of $25.7 billion and deposits of $14.0 billion. Its principal subsidiary, The Dime Savings Bank of New York, FSB (www.dime.com), is a regional bank serving consumers and businesses throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

        Certain statements in Dime's press releases may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

        Dime believes that "operating earnings" and "cash operating earnings" basis information, when taken in conjunction with reported results, provide useful information in evaluating performance on a comparable basis, although operating earnings and cash operating earnings are not currently a required basis for reporting financial results under generally accepted accounting principles.

                       DIME BANCORP, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                   (UNAUDITED)




                                                                                                         At or For the
                                                               At or For the Three Months Ended            Year Ended
                                                 Dec. 31,     Sept. 30,   June 30,  March 31,    Dec. 31,   Dec. 31,
                                                   2000         2000        2000      2000        1999       2000       1999
OPERATING EARNINGS BASIS (1)
Operating earnings (in thousands)                 $72,458     $ 69,381    $66,616    $65,273    $62,331    $273,728   $243,940
Basic operating earnings per common share            0.66         0.63       0.60       0.59       0.56        2.48       2.19
Diluted operating earnings per common share          0.59         0.59       0.60       0.59       0.56        2.36       2.17
Return on average assets                             1.16 %       1.10 %     1.09 %     1.11 %     1.07 %      1.11 %     1.11 %
Return on average stockholders' equity              16.35        16.09      17.14      17.04      16.67       16.62      16.74


Interest rate spread                                 2.90         2.92       2.99       3.07       3.05        2.94       2.97
Net interest margin                                  2.81         2.84       2.88       2.96       2.98        2.84       2.91
Non-interest income to total revenues               48.89        47.16      46.07      46.27      46.29       47.12      49.55
Efficiency ratio                                    45.93        47.85      48.03      49.08      50.30       47.70      51.40


CASH OPERATING EARNINGS BASIS (2)
Cash operating earnings (in thousands)            $78,818     $ 75,457    $73,040    $71,669    $68,486    $298,984   $260,167
Basic cash operating earnings per common share       0.72         0.68       0.66       0.65       0.62        2.71       2.34
Diluted cash operating earnings per common share     0.64         0.64       0.66       0.64       0.62        2.57       2.31
Return on average tangible assets                    1.28 %       1.22 %     1.22 %     1.25 %     1.21 %      1.24 %     1.20 %
Return on average tangible stockholders' equity     24.91        24.96      28.31      28.59      27.27       26.50      22.88


REPORTED BASIS
Net income (loss) (in thousands)                  $71,476     $(16,539)   $34,443    $65,273    $62,331    $154,653   $239,813
Basic earnings (loss) per common share               0.65        (0.16)      0.31       0.59       0.56        1.39       2.15
Diluted earnings (loss) per common share             0.58        (0.16)      0.31       0.59       0.56        1.35       2.13
Return on average assets                             1.14 %        NM %      0.56 %     1.11 %     1.07 %      0.63 %     1.09 %
Return on average stockholders' equity              16.13          NM        8.86      17.04      16.67        9.39      16.46


PERIOD END BALANCE SHEET ITEMS
(IN MILLIONS)
Total assets                                      $25,688     $ 25,232    $25,259    $24,180    $23,921    $ 25,688   $ 23,921
Total interest-earning assets                      22,425       22,227     22,509     21,519     21,314      22,425     21,314
Securities available for sale                       2,851        3,342      3,900      3,928      3,850       2,851      3,850
Loans held for sale                                 2,805        2,364      2,165      1,505      1,734       2,805      1,734
Loans receivable                                   16,287       16,051     15,959     15,579     15,207      16,287     15,207
Total interest-bearing liabilities                 23,479       22,961     23,242     22,085     22,007      23,479     22,007
Deposits                                           13,977       13,903     14,284     14,406     14,261      13,977     14,261
Borrowed funds                                      9,502        9,058      8,958      7,679      7,746       9,502      7,746
Total stockholders' equity                          1,725        1,786      1,560      1,573      1,516       1,725      1,516



(1) Operating earnings represent net income/loss adjusted for the effects of certain non-recurring or unusual items.

(2) Cash operating earnings represent operating earnings excluding amortization of goodwill, net of taxes.

NM = Not meaningful.

                       DIME BANCORP, INC. AND SUBSIDIARIES
                SELECTED CONSOLIDATED FINANCIAL DATA (CONTINUED)
                                   (UNAUDITED)

                                                                                                         At or For the
                                                       At or For the Three Months Ended                   Year Ended
                                          Dec. 31,    Sept. 30,    June 30,    March 31,    Dec. 31,        Dec. 31,
                                            2000        2000         2000        2000        1999             2000         1999
AVERAGE BALANCES (IN MILLIONS)
Total assets                             $ 25,081     $ 25,192    $ 24,442     $ 23,476     $ 23,201       $ 24,551      $ 21,963
Total interest-earning assets              22,426       22,626      21,934       21,014       20,975         22,003        19,861
Securities available for sale               3,272        4,002       3,935        3,858        3,955          3,766         3,545
Loans held for sale                         2,449        2,177       1,776        1,325        1,596          1,934         2,342
Loans receivable                           16,236       15,969      15,734       15,315       14,897         15,815        13,466
Total interest-bearing liabilities         22,834       23,004      22,456       21,536       21,332         22,460        20,112
Deposits                                   13,979       14,034      14,259       14,231       14,121         14,125        13,524
Borrowed funds                              8,855        8,970       8,197        7,305        7,211          8,335         6,588
Total stockholders' equity                  1,773        1,725       1,555        1,532        1,496          1,647         1,457

ASSET QUALITY (DOLLARS IN THOUSANDS)
Non-performing assets:
  Non-accrual loans                      $ 67,163     $ 73,958    $ 65,829     $ 73,562     $ 69,362       $ 67,163      $ 69,362
  Other real estate owned, net             20,372       17,331      18,272       16,635       16,691         20,372        16,691
                                         --------     --------    --------     --------     --------       --------      --------
Total non-performing assets              $ 87,535     $ 91,289    $ 84,101     $ 90,197     $ 86,053       $ 87,535      $ 86,053
                                         ========     ========    ========     ========     ========       ========      ========
Non-performing assets to total assets        0.34 %       0.36 %      0.33 %       0.37 %       0.36 %         0.34 %        0.36 %
Non-accrual loans to loans receivable        0.41         0.46        0.41         0.47         0.46           0.41          0.46
Allowance for loan losses                $144,362     $146,655    $143,432    $ 142,485    $ 140,296      $ 144,362      $140,296
Allowance for loan losses to:
  Loans receivable                           0.89 %       0.91 %      0.90 %       0.91 %       0.92 %         0.89 %        0.92 %
  Non-accrual loans                        214.94       198.29      217.89       193.69       202.27         214.94        202.27

CAPITAL RATIOS
Total stockholders' equity to total
  assets                                     6.71 %       7.08 %      6.18 %       6.51 %       6.34 %         6.71 %        6.34 %
The Dime Savings Bank of New York, FSB:
  Tangible and core                          5.83 (3)     5.86        5.93         6.16         5.90           5.83 (3)      5.90
  Tier 1 risk-based                          8.54 (3)     8.66        8.71         9.00         8.80           8.54 (3)      8.80
  Total risk-based                          10.12 (3)    10.13       10.14        10.50        10.33          10.12 (3)     10.33

OTHER PERIOD END DATA
Common shares outstanding
  (in thousands)                          116,851      109,635     109,299      111,688      110,895        116,851       110,895
Book value per common share               $ 14.36      $ 14.38     $ 14.27      $ 14.09      $ 13.67        $ 14.36       $ 13.67
Tangible book value per common share        10.02         9.70        9.49         9.34         8.84          10.02          8.84
Loans serviced for others (in millions)    44,143       42,555      41,124       39,947       38,430         44,143        38,430

(3) Preliminary.



                       DIME BANCORP, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATING EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                               FOR THE THREE MONTHS ENDED                      FOR THE YEAR ENDED
                                                 ---------------------------------------------------------
                                                  DEC. 31,  SEPT. 30,   JUNE 30,     MARCH 31,    DEC. 31,            DEC. 31,
                                                                                                             -----------------------
                                                    2000      2000       2000         2000         1999          2000        1999
                                                 --------- ---------- -----------  -----------  ----------   ----------   ----------
INTEREST INCOME
Residential real estate loans                     $197,432   $193,176    $183,730    $172,462     $176,044   $  746,800   $  744,382
Commercial real estate loans                        86,239     82,569      75,764      69,161       63,389      313,733      228,571
Consumer loans                                      64,876     61,147      56,696      53,059       51,147      235,778      132,213
Business loans                                      26,292     25,540      24,012      22,862       18,658       98,706       39,740
Mortgage-backed securities                          54,402     67,200      64,835      63,678       63,515      250,115      222,385
Other securities                                    14,495     14,339      14,151      12,538       12,721       55,523       50,296
Money market investments                               324        212         202         247          239          985        1,511
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Total interest income                            444,060    444,183     419,390     394,007      385,713    1,701,640    1,419,098
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
INTEREST EXPENSE
Deposits                                           139,581    137,729     132,286     130,476      127,895      540,072      482,006
Borrowed funds                                     148,720    149,684     130,955     108,863      103,964      538,222      358,607
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Total interest expense                           288,301    287,413     263,241     239,339      231,859    1,078,294      840,613
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Net interest income                              155,759    156,770     156,149     154,668      153,854      623,346      578,485
Provision for loan losses                            7,000      7,000       7,000       7,000        7,000       28,000       29,500
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Net interest income after provision
   for loan losses                                 148,759    149,770     149,149     147,668      146,854      595,346      548,985
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
NON-INTEREST INCOME
Loan servicing and production fees                  75,269     73,227      71,265      66,844       68,474      286,605      267,520
Banking service fees                                16,285     16,709      16,418      15,521       14,884       64,933       51,798
Securities and insurance brokerage fees              8,815     10,167      11,314      10,533        9,129       40,829       36,710
Net gains on sales activities                       44,679     35,998      30,519      36,639       36,310      147,835      200,427
Other                                                3,957      3,797       3,891       3,644        3,821       15,289       11,788
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Total non-interest income                        149,005    139,898     133,407     133,181      132,618      555,491      568,243
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
NON-INTEREST EXPENSE
General and administrative expense:
 Compensation and employee benefits                 75,129     77,237      75,831      75,617       74,555      303,814      303,750
 Occupancy and equipment                            27,723     27,960      27,612      28,114       27,077      111,409      103,661
 Other                                              37,137     36,772      35,643      37,553       42,465      147,105      182,059
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Total general and administrative expense         139,989    141,969     139,086     141,284      144,097      562,328      589,470
Amortization of mortgage servicing assets           38,343     32,631      31,009      29,232       28,989      131,215      122,786
Amortization of goodwill                             8,496      8,329       8,371       8,346        7,917       33,542       18,520
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
  Total non-interest expense                       186,828    182,929     178,466     178,862      181,003      727,085      730,776
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
Operating earnings before income tax expense       110,936    106,739     104,090     101,987       98,469      423,752      386,452
Income tax expense                                  38,478     37,358      37,474      36,714       36,138      150,024      142,512
                                                 ---------  ---------   ---------   ---------   ----------   ----------   ----------
Operating earnings                                $ 72,458   $ 69,381    $ 66,616    $ 65,273     $ 62,331   $  273,728   $  243,940
                                                 =========  =========   =========   =========   ==========   ==========   ==========

Operating earnings applicable to common
  stockholders for basic operating earnings
   per common share                               $ 71,097   $ 68,420    $ 66,616    $ 65,273     $ 62,331   $ 271,406    $  243,940
Operating earnings applicable to common
  stockholders for diluted operating earnings
   per common share                                 72,458     69,381      66,616      65,273       62,331      273,728      243,940

OPERATING EARNINGS PER COMMON SHARE
Basic                                             $   0.66   $   0.63    $   0.60     $  0.59     $   0.56   $     2.48   $     2.19
Diluted                                               0.59       0.59        0.60        0.59         0.56         2.36         2.17

AVERAGE COMMON SHARES OUTSTANDING FOR
OPERATING EARNINGS PER COMMON SHARE
Basic                                              107,092    109,323     110,293     110,537      110,440      109,305      111,355
Diluted                                            123,649    118,374     111,439     111,229      111,332      116,199      112,533

                       DIME BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                       FOR THE THREE MONTHS ENDED               FOR THE YEAR ENDED
                                                    --------------------------------------------------------
                                                     DEC. 31,   SEPT. 30,     JUNE 30,    MARCH 31,  DEC. 31,       DEC. 31,
                                                                                                             --------------------
                                                       2000       2000         2000       2000       1999        2000        1999
                                                    ---------- ---------- --------- ---------- -------- ---  ------- -----------
INTEREST INCOME
Residential real estate loans                        $197,432    $193,176   $183,730    $172,462  $176,044   $  746,800  $  744,382
Commercial real estate loans                           86,239      82,569     75,764      69,161    63,389      313,733     228,571
Consumer loans                                         64,876      61,147     56,696      53,059    51,147      235,778     132,213
Business loans                                         26,292      25,540     24,012      22,862    18,658       98,706      39,740
Mortgage-backed securities                             54,402      67,200     64,835      63,678    63,515      250,115     222,385
Other securities                                       14,495      14,339     14,151      12,538    12,721       55,523      50,296
Money market investments                                  324         212        202         247       239          985        1,511
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
      Total interest income                           444,060     444,183    419,390     394,007   385,713    1,701,640   1,419,098
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
INTEREST EXPENSE
Deposits                                              139,581     137,729    132,286     130,476   127,895      540,072     482,006
Borrowed funds                                        148,720     149,684    130,955     108,863   103,964      538,222     358,607
                                                    ---------  ----------   --------   ---------  --------   ----------  ---------
      Total interest expense                          288,301     287,413    263,241     239,339   231,859    1,078,294      840,613
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
      Net interest income                             155,759     156,770    156,149     154,668   153,854      623,346     578,485
Provision for loan losses                               7,000       7,000      7,000       7,000     7,000       28,000      29,500
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
      Net interest income after provision
        For loan losses                               148,759     149,770    149,149     147,668   146,854      595,346     548,985
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
NON-INTEREST INCOME
Loan servicing and production fees                     75,269      73,227     71,265      66,844    68,474      286,605     267,520
Banking service fees                                   16,285      16,709     16,418      15,521    14,884       64,933      51,798
Securities and insurance brokerage fees                 8,815      10,167     11,314      10,533     9,129       40,829      36,710
Loss upon designation for sale of
  mortgage-backed securities                               --     (87,441)        --          --        --      (87,441)         --
Net gains on sales activities                          44,679      35,998     30,519      36,639    36,310      147,835     200,427
Other                                                   3,957       3,797      3,891       3,644     3,821       15,289      11,788
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
      Total non-interest income                       149,005      52,457    133,407     133,181   132,618      468,050     568,243
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
NON-INTEREST EXPENSE
General and administrative expense:
  Compensation and employee benefits                   75,129      77,237     75,831      75,617    74,555      303,814     303,750
  Occupancy and equipment                              27,723      27,960     27,612      28,114    27,077      111,409     103,661
  Other                                                37,137      36,772     35,643      37,553    42,465      147,105     182,059
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
      Total general and administrative expense        139,989     141,969    139,086     141,284   144,097      562,328     589,470
Amortization of mortgage servicing assets              38,343      32,631     31,009      29,232    28,989      131,215     122,786
Amortization of goodwill                                8,496       8,329      8,371       8,346     7,917       33,542      18,520
Restructuring and other special charges                 1,512      43,537     54,255          --        --       99,304          --
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
      Total non-interest expense                      188,340     226,466    232,721     178,862   181,003      826,389     730,776
                                                    ---------  ----------   --------   ---------  --------   ---------   ----------
Income (loss) before income tax expense
  (benefit) and extraordinary items                   109,424     (24,239)    49,835     101,987    98,469      237,007     386,452
Income tax expense (benefit)                           37,948      (7,700)    15,392      36,714    36,138       82,354     142,512
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
Income (loss) before extraordinary items               71,476     (16,539)    34,443      65,273    62,331      154,653     243,940
Extraordinary items - losses on early
  extinguishment of debt, net of tax benefits              --          --         --          --        --           --      (4,127)
                                                    ---------  ----------   --------   ---------  --------   ----------  ----------
Net income (loss)                                    $ 71,476    $(16,539)  $ 34,443    $ 65,273  $ 62,331   $  154,653  $ 239,813
                                                    =========  ==========   ========   =========  ========   ==========  ==========

Income (loss) applicable to common stockholders
  for basic earnings (loss) per
    common share:
      Income (loss) income before
        extraordinary items                          $ 70,115    $(17,500)  $ 34,443    $ 65,273  $ 62,331   $ 152,331   $ 243,940

      Net income (loss)                                70,115     (17,500)    34,443      65,273    62,331     152,331     239,813
Income (loss) applicable to common stockholders
    for diluted earnings (loss) per common share:

      Income (loss) before extraordinary items         71,476     (17,500)    34,443      65,273    62,331     153,692     243,940

      Net income (loss)                                71,476     (17,500)    34,443      65,273    62,331     153,692     239,813

PER COMMON SHARE
  Basic earnings (loss):
  Income (loss) before extraordinary items           $   0.65    $  (0.16)  $   0.31    $   0.59  $   0.56   $    1.39   $    2.19

  Net income (loss)                                      0.65       (0.16)      0.31        0.59      0.56        1.39        2.15

Diluted earnings (loss):

  Income (loss) before extraordinary items               0.58       (0.16)      0.31        0.59      0.56        1.35        2.17

  Net income (loss)                                      0.58       (0.16)      0.31        0.59      0.56        1.35        2.13


Cash dividends declared                                  0.10        0.08       0.08        0.06      0.06        0.32        0.23

AVERAGE COMMON SHARES OUTSTANDING

Basic                                                 107,092     109,323    110,293     110,537   110,440     109,305     111,355

Diluted                                               123,649     109,323    111,439     111,229   111,332     113,924     112,533

                       DIME BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                 2000                   1999
                                                                           ------------------    ------------------
ASSETS
Cash and due from banks                                                         $    421,685          $    414,289
Money market investments                                                              13,626                18,166
Securities available for sale                                                      2,851,043             3,849,676
Federal Home Loan Bank of New York stock                                             346,770               328,732
Loans held for sale                                                                2,804,767             1,733,667
Loans receivable, net:
   Residential real estate loans                                                   7,916,035             8,200,120
   Commercial real estate loans                                                    4,152,874             3,482,857
   Consumer loans                                                                  3,050,377             2,495,321
   Business loans                                                                  1,167,878             1,028,756
                                                                           ------------------    ------------------
      Total loans receivable                                                      16,287,164            15,207,054
   Allowance for loan losses                                                       (144,362)             (140,296)
                                                                           ------------------    ------------------
      Total loans receivable, net                                                 16,142,802            15,066,758
                                                                           ------------------    ------------------


Premises and equipment, net                                                          187,746               207,373
Mortgage servicing assets                                                          1,021,861               980,934
Goodwill                                                                             503,320               531,415
Other assets                                                                       1,394,208               790,315
                                                                           ------------------    ------------------
Total assets                                                                    $ 25,687,828          $ 23,921,325
                                                                           ==================    ==================

LIABILITIES
Deposits                                                                        $ 13,976,941          $ 14,261,449
Federal funds purchased and securities sold under
   agreements to repurchase                                                        3,082,322             1,106,067
Other short-term borrowings                                                        4,545,199             5,321,838
Guaranteed preferred beneficial interests in Dime Bancorp, Inc.'s
   junior subordinated deferrable interest debentures                                152,243               152,219
Other long-term debt                                                               1,722,623             1,165,868
Other liabilities                                                                    483,661               397,779
                                                                           ------------------    ------------------
      Total liabilities                                                           23,962,989            22,405,220
                                                                           ------------------    ------------------

STOCKHOLDERS' EQUITY
Common stock                                                                           1,203                 1,203
Additional paid-in capital                                                         1,153,376             1,166,530
Warrants                                                                              46,722                    --
Retained earnings                                                                    643,838               670,343
Treasury stock, at cost                                                             (87,225)             (230,035)
Accumulated other comprehensive loss                                                (30,191)              (87,257)
Unearned compensation                                                                (2,884)               (4,679)
                                                                           ------------------    ------------------
      Total stockholders' equity                                                   1,724,839             1,516,105
                                                                           ------------------    ------------------
Total liabilities and stockholders' equity                                      $ 25,687,828          $ 23,921,325
                                                                           ==================    ==================